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                                                                    Exhibit 99.1

CONTACT INFORMATION

Investor Relations
Workgroup Technology Corporation
(781) 270-2620
investor@workgroup.com

        Workgroup Technology Corporation Announces Agreement in Principle
                    for Sale of the Company to SofTech, Inc.

BURLINGTON, MASSACHUSETTS, October 28, 2002 - Workgroup Technology Corporation
(WTC) (NASDAQ: WKGP), a leading provider of Web-enabled, extended enterprise collaborative product data management software solutions, today announced that it has entered into an agreement in principle with SofTech, Inc. for SofTech's acquisition of WTC for a cash purchase price of $2.00 per share of WTC's common stock. Funding to complete the transaction has been committed to SofTech, Inc. by a third party. All other terms of the transaction, including the structure, are to be set forth in a mutually acceptable definitive agreement. There can be no assurance that such a transaction will be concluded.

About Workgroup Technology Corporation
WTC develops, markets and supports WTC ProductCenter(TM), a web-enabled, extended enterprise collaborative Product Data Management (PDM) solution that provides document management, design integration, configuration control, change management, and enterprise integration for optimizing product development. Based in Burlington, Massachusetts, the Company differentiates itself on the basis of its controlled and secure accessibility, enterprise integration, and quick adaptability of its software. Thousands of users at mid-sized and global companies are in production and benefit from WTC products, including ABB Flexible Automation; Baker Oil Tools; Eaton Corporation; General Electric Company; Goodrich Turbine Fuel Technologies; Honeywell; Millipore Corporation; Siemens Energy & Automation, Inc.; U.S. Army; and Whirlpool Corporation. The Company's Web site is located at www.workgroup.com.

The foregoing statements that are not historical fact are forward-looking statements. The forward-looking statements in this news release, including estimates and timing of future results, references to products in development, including WTC ProductCenter 8, the ability to generate revenue from WTC ProductCenter 8 and other of WTC's PDM products and their related maintenance and professional services, cash flow and other financial projections, and the estimates and timing of actions that the Company might take, or the results of such actions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a wide range of risks and uncertainties. Among these risks are the continued acceptance of WTC's products, future acceptance of WTC ProductCenter 7 and WTC ProductCenter 8, WTC's heightened name and product recognition, WTC's level of continued research and development expenditures, WTC's ability to develop enhanced functionality into its new and existing products in a timely fashion, WTC's ability to grow from the sales of its products, general competitive pressures in the marketplace, the continued overall growth of the PDM market, the Company's ability to conclude a strategic transaction with a third-party, and the Company's ability to maintain the listing of its common stock on The Nasdaq SmallCap Market. Further information regarding factors that could affect WTC's results are included in WTC's Form 10-K for the 2002 fiscal year, which was filed with the Securities and Exchange Commission in May 2002.